Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	Philip Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

Meade Instruments Updates Guidance
For Fiscal 2005

IRVINE, Calif. – March 28, 2005 – Meade Instruments Corp. (Nasdaq NM: MEAD) now estimates that fiscal 2005 net revenues will be approximately $112 million, with a net loss, excluding ESOP expense, of between ($0.04) and ($0.06) per share.

The Company, whose fiscal year ended on February 28, had previously estimated that net revenues for fiscal 2005 would be in the range of $119 million to $123 million, and that the net loss would be as much as ($0.10) per share, excluding ESOP expenses. Fourth-quarter and year-end fiscal 2005 results are scheduled to be released on April 21, 2005.

Steven G. Murdock, president and CEO of Meade Instruments, attributed the better-than-expected bottom-line performance to managing operating expenses and better-than-expected gross margins. Revenues were lower than expected principally due to continuing softness in the U.S. telescope market.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations, including net revenues and per-share income (loss) for fiscal 2005. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the risks and uncertainties related to the acquisition and integration of new companies such as Coronado Instruments, Inc.; the inherent risks and liabilities related to the introduction of new products, including lack of customer acceptance, production and development delays, lower than anticipated margins; the risks and uncertainties associated with litigation; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

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